Exhibit 10.1

BAY ACQUISITION CORP.
(formerly known as SecureLogic Corp.)
420 Lexington Avenue
Suite 2320
New York, NY 10170

December 10, 2012

Via email

Mr. J. P. McCormick

Re  Offer of Employment by Bay Acquisitions Inc.

Dear J.P.:

I am very pleased to offer you employment with Bay Acquisitions, Inc., a Nevada corporation (the "Company"), in the positions of President and Chief Financial Officer, reporting to the Company's Board of Directors.

1. Salary. Your salary will be initially $125,000 per year and will be automatically increased to $175,000 per year at such time as when the Company closes on a financing with gross proceeds of at least $1,000,000 (your "Salary"), less all applicable deductions required by law, which shall be payable at the times and in the installments consistent with the Company's then current payroll practice. Your Salary is subject to periodic review and adjustment in accordance with the Company's policies as in effect from time to time.

2.  Commencement Date.  Your employment will commence on December 17, 2012 (the “Commencement Date”).  Prior to the Commencement Date you agree to provide the Company with such services as are reasonably necessary to familiarize yourself with the operations of goozex.com and the Goozex business model (the “Consulting Services”).  The Company will compensation you for the Consulting Services on a pro rata basis based upon the annual salary set forth above.

3. Equity Incentives.  Upon your execution of this Agreement, you will receive an incentive option (the “First Option”) to purchase such number of shares of the Company’s common stock which equals three percent (3%) of the number of shares of the Company’s common stock issued and outstanding as of the date hereof (the “Base Share Number”).  The First Option shall have an exercise price equal to the closing price for the Company’s common stock as of the date hereof, will be valid for a period of five years from issuance and will contain a cashless exercise provision.

In the event that during the calendar year commencing January 1, 2013, the Company achieves total gross revenue of at least $400,000 (the “Second Option Revenue Threshold”), you will be issued, as of the first day of the calendar month following the date on which the Second Option Revenue Threshold was achieved, an additional option (the “Second Option”) to purchase such number of shares of the Company’s common stock which equals two percent (2%) of the Base Share Number at an exercise price equal to the closing price for the Company’s common stock as of the date that the Second Option is issued.  Except as stated in this paragraph, the Second Option shall contain the same terms and conditions as the First Option.

In the event that at any time commencing January 1, 2013, the Company achieves total gross revenue of at least $1,000,000 (the “Third Option Revenue Threshold”), you will be issued, as of the first day of the calendar month following the date on which the Second Option Revenue Threshold was achieved, an additional option (the “Third Option”) to purchase such number of shares of the Company’s common stock which equals three percent (3%) of the Base Share Number at an exercise price equal to the closing price for the Company’s common stock as of the date that the Third Option is issued. Except as stated in this paragraph, the Third Option shall contain the same terms and conditions as the First Option.

4. Benefits. You will continue to be eligible to participate in the insurance programs and other employee benefit plans established by the Company for its employees from time to time in accordance with the terms of those programs and plans. The Company reserves the right to change the terms of its programs and plans at any time.

5. Confidentiality. As an employee of the Company, you have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you signed the Company's standard Employee Invention Assignment and Confidentiality Agreement (the "Confidentiality Agreement," the terms of which are incorporated by reference herein) as a condition of your employment. We wish to impress upon you that we do not want you to, and we have directed you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you have agreed and continue to agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this Letter, each agreement setting forth the terms and conditions of the stock awards granted to you, if any, under the Company's equity plans, and the Confidentiality Agreement, and your commencement of employment with the Company, do not violate any agreement in place (either on the date you commenced employment with the Company or now) between yourself and current or past employers.

6. Termination

(a) Resignation; Termination for Cause; Termination Due to Death or Disability. If, at any time, (i) you resign your employment for any reason, (ii) the Company terminates your employment for Cause (as defined in Section 7), or (iii) either party terminates your employment as a result of your death or disability, you will receive your Salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment.

(b) Termination without Cause. If, at any time, the Company terminates your employment without Cause, and other than as a result of your death or disability, any unearned incentive options will be deemed earned as of the date of termination and issued to you with an exercise price equal to the closing price of the Company’s common stock on the date of termination.

7. Definition of Cause. For purposes of this Letter, "Cause" means your termination because of: (a) any willful, material violation by you of any law or regulation applicable to the business of the Company, or your conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by you of a common law fraud; (b) your commission of an act of personal dishonesty that involves personal profit in connection with the Company or any other entity having a business relationship with the Company; (c) any material breach by you of any provision of any agreement or understanding between the Company and you regarding the terms of your service as an employee, officer, director, or consultant to the Company, including without limitation your willful and continued failure or refusal to perform the material duties required of an employee, officer, director, or consultant of the Company (other than as a result of having a disability that prevents you from performing the material duties of a person holding your positions with the Company for a period of at least 120 days), or a breach by you of your Confidentiality Agreement or similar agreement between the Company and you; (d) your disregard of the policies of the Company so as to cause loss, damage, or injury to the property, reputation, or employees of the Company; or (e) any other misconduct by you that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

8. At Will Employment. While we look forward to a long and profitable relationship, you will be an at will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and any statements contradicting any provision in this Letter) should be regarded by you as ineffective. Further, your participation in any stock incentive or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may occur only by way of a written employment agreement signed by you and the Chairman of the Board of Directors of the Company.

9. Entire Agreement. This Letter constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Letter, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

10. Acceptance. Please sign the enclosed copy of this Letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to your continued employment with the Company.

Very truly yours,

BAY ACQUISITION CORP.

/s/ Paul Goodman
Paul Goodman, President

AGREED TO AND ACCEPTED BY

/s/ J.P. McCormick
J.P. McCormick